PENWEST REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Danbury, CT, April 29, 2005 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its financial results for the first quarter ended March 31, 2005.

Total revenues for the first quarter of 2005 were $982,000, compared with $1.5 million in revenues for the first quarter of 2004. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of Pfizer’s 30 mg generic Procardia XL®. A decrease in Mylan’s net sales of the product and the corresponding decrease in royalties due to the company primarily accounted for the decrease in revenues for the first quarter of 2005 compared with the first quarter of 2004.

Net loss for the first quarter of 2005 was $8.9 million, or $0.41 per share, compared with a net loss of $4.8 million, or $0.26 per share, in the first quarter of 2004.

Selling, general and administrative expenses for the first quarter of 2005 were $5.3 million, compared with $2.3 million in the first quarter of 2004. The increase in 2005 expenses is primarily attributable to a one-time charge of approximately $3.0 million in the first quarter of 2005 that was recorded by the Company in connection with the agreement it entered into with Tod Hamachek, the Company’s former Chairman and Chief Executive Officer, upon his resignation in February 2005. The $3.0 million charge includes a non-cash charge of approximately $2.4 million relating to the accelerated vesting and extension of exercise periods of stock options held by Mr. Hamachek. This compensation charge accounted for $0.14 per share of the net loss for the first quarter of 2005.

Research and product development expenses in the first quarter of 2005 were $5.1 million, compared with $4.1 million in the first quarter of 2004. The primary driver of the increase in the first quarter of 2005 was increased spending on products in the Company’s development pipeline that are in proof-of-principle biostudies.

Robert J. Hennessey, President and Chief Executive Officer of Penwest, said, “As we continue to execute our drug development strategy, we took steps in the first quarter to advance the CNS and other product opportunities in our portfolio and are pleased with the progress we are making. As we announced earlier this week, we have entered into a collaboration with Prism Pharmaceuticals to market PW2101 in the United States and Canada, and we continue to expect to receive an action letter from the FDA for this product by the end of June.”

At March 31, 2005, Penwest had $66.8 million in cash and investments, compared with cash and investments of $74.4 million as of December 31, 2004.

Conference Call and Webcast

Mr. Hennessey and Jennifer Good, Penwest’s Chief Financial Officer, will be holding a conference call today at 11:00 am EDT to discuss the Company’s operations and financial results for the first quarter of 2005. The dial-in numbers for the call are: Domestic — (800) 862-9098; International - (785) 424-1051. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.

Penwest Pharmaceuticals

Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. We are focusing our development efforts principally on products that address diseases of the central nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals and Prism to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and/or to advance clinical development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER and PW2101, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378

(Table Follows)

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended
	March 31
	2005	2004
Revenues:
Royalties & licensing fees	$982	$1,261
Product sales	—	222

Total revenues	982	1,483
Cost of revenues	8	49

Gross profit	974	1,434

Operating Expenses:
Selling, general and administrative	5,292	2,336
Research and product development	5,065	4,089

Total operating expenses	10,357	6,425

Operating loss	(9,383)	(4,991)
Investment income	436	213

Loss before Income tax	(8,947)	(4,778)
Income tax expense	—	—

Net Loss	$(8,947)	$(4,778)

Basic and diluted net loss per common share	$(0.41)	$(0.26)

Weighted average shares of common stock outstanding	21,656	18,410

Other Information

	March 31, 2005	December 31, 2004
Cash and investments	$66,754	$74,370